Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Loren K. Jensen
Chief Financial Officer
TUESDAY MORNING CORPORATION
972/934-7299

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION

ANNOUNCES 11% INCREASE IN EARNINGS PER SHARE

FOR THE THIRD QUARTER OF 2005

DALLAS, TX – October 25, 2005 — Tuesday Morning Corporation (NASDAQ: TUES) today reported that net income for the third quarter ended September 30, 2005 increased 9.2% to $8.2 million, or $0.20 per diluted share, compared to $7.5 million, or $0.18 per diluted share, for the third quarter of 2004.  For the nine-months ended September 30, 2005, net income was down slightly to $25.4 million, or $0.61 per diluted share, compared to $25.7 million, or $0.62 per diluted share, in the same prior year period.  Net income and diluted earnings per share for the current nine-month period, excluding the after-tax lease adjustment in the first quarter of 2005, were $27.8 million and $0.67, both representing over an 8% increase for the nine-months ended September 30, 2004.

As previously reported, net sales for the third quarter of 2005 increased 3.3% to $192.3 million from $186.1 million for the third quarter last year.  Comparable store sales, excluding the impact from the hurricanes, decreased 3.6% for the third quarter of 2005.  Without the hurricane adjustment, comparable store sales declined 4.4%.   On a year-to-date basis, sales are up 5.5% to $596.6 million, with a comparable store sales decrease of 3.3%, compared to the first nine-months of 2004.

“In an obviously difficult quarter for sales, we are pleased that we delivered earnings per share growth of over 10%,” said Kathleen Mason, President and Chief Executive Officer.   “We see continuing challenges that the consumer faces with reduced discretionary income, but our model has demonstrated the ability to produce earnings growth despite this type of environment.”

Our sales release on October 6, 2005 contained guidance for the remainder of 2005 including annual sales of approximately $960 million, flat comparable store sales for the fourth quarter, low-single digit negative comparable store sales for the full year, and annual diluted earnings per share of approximately $1.58.  Based on the above guidance, diluted earnings per share for the full-year would be approximately $1.64, excluding the $0.06 charge in the first quarter of 2005.  Diluted earnings per share for fiscal year 2004 were $1.50.

Tuesday Morning management will review third quarter financial results in a teleconference call on October 25, 2005 at 10:00 a.m. Eastern Time.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 713 stores in 45 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 7.5 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including the company’s  Annual Report on Form 10-K for the period ending December 31, 2004.

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Tuesday Morning Corporation

Consolidated Statement of Income

(In thousands, except per share data)

	Three Months Ended Sept. 30,		Nine-Months Ended Sept. 30,
	2005	2004	2005	2004
	unaudited		unaudited
Net Sales	$192,276	$186,148	$596,626	$565,442
Cost of sales	117,577	117,525	367,951	354,417
Gross profit	74,699	68,623	228,675	211,025

Selling, general and administrative expenses	61,387	55,700	188,181	168,068

Operating income	13,312	12,923	40,494	42,957

Other income (expense):
Interest expense	(553)	(868)	(922)	(1,751)
Interest income	—	1	98	8
Other income (expense), net	202	190	633	637
Other income (expense)	(351)	(677)	(191)	(1,106)

Income before income taxes	12,961	12,246	40,303	41,851

Income tax expense	4,748	4,724	14,894	16,131

Net income	$8,213	$7,522	$25,409	$25,720

Earnings Per Share:
Net income per common share:
Basic	$0.20	$0.18	$0.62	$0.63
Diluted	$0.20	$0.18	$0.61	$0.62

Weighted average number of common shares:
Basic	41,352	41,061	41,229	41,029
Diluted	41,872	41,771	41,768	41,743

Consolidated Balance Sheets

(in thousands)

	Sept. 30,		Dec 31,
	2005	2004	2004
	unaudited
Assets
Current assets:
Cash and cash equivalents	$6,146	$8,583	$45,067
Inventories	293,358	262,318	189,132
Prepaid expenses and other assets	8,176	6,343	5,169
Deferred income taxes	5,991	5,106	5,991
Total current assets	313,671	282,350	245,359

Property and Equipment, net	88,610	85,035	86,332

Other long-term assets:
Deferred financing costs	728	895	877
Other assets	4,744	2,590	3,552

Total Assets	$407,753	$370,870	$336,120

Liabilities and Stockholders’ Equity
Current liabilities:
Revolving credit facility, current portion	$—	$60,700	$—
Accounts payable	102,939	86,144	72,722
Accrued liabilities	35,036	34,909	39,714
Income taxes payable	8,286	4,930	17,483
Total current liabilities	146,261	186,683	129,919

Revolving credit facility, excl. current portion	49,500	20,000	—
Deferred rent	4,481	—	—
Deferred income taxes	9,051	5,641	9,051
Total Liabilities	209,293	212,324	138,970

Stockholders’ equity	198,460	158,546	197,150
Total Liabilities and Stockholders’ Equity	$407,753	$370,870	$336,120

Consolidated Statement of Cash Flows

(in thousands)

	Nine-Months Ended Sept. 30,
	2005	2004
	unaudited
Net cash flows from operating activities:
Net income	$25,409	$25,720
Adjustments to reconcile net income to net cash (used in) operating activities:
Depreciation and amortization	10,713	8,289
Amortization of financing fees	128	399
Cumulative effect of lease accounting adj.	3,898	—
Other non-cash charges	(4)	55
Net change in operating assets and liabilities	(91,479)	(112,118)

Net cash used in operating activities	(51,335)	(77,655)

Net cash flows from investing activities:
Capital expenditures	(12,991)	(18,449)
Other	—	—

Net cash used in investing activities	(12,991)	(18,449)

Net cash flows from financing activities:
Net borrowings-revolving credit facility	49,500	80,700
Payment of cash dividend	(26,854)	—
Other	2,759	451

Net cash provided by (used in) financing act.	25,405	81,151

Net decrease in cash and cash equivalents	(38,921)	(14,953)

Cash and cash equivalents, beginning of period	45,067	23,536

Cash and cash equivalents, end of period	$6,146	$8,583